Exhibit 10.2

Dated : 1 September 2020

Rogue Baron Ltd

- and -

Hamish Harris

EXECUTIVE SERVICE AGREEMENT

SERVICE AGREEMENT dated:	01 September 2020

BETWEEN:

A.	Rogue Baron Ltd a public limited liability company registered in England and Wales whose registered address is at 78 Pall Mall, London SW1Y 5ES (the “Company”); and

B.	Hamish Harris of 7 Birdhurst Road, London sw18 1ar (the “Executive”).

AGREED TERMS:

1	Definitions and Interpretation

1.1	The headings to the Clauses are for convenience only and have no legal effect.

1.2	Any reference in this Agreement to any Act or delegated legislation includes any statutory modification or re-enactment of it or the provision referred to.

1.3	In this Agreement:

"the Board"	means the Board of Directors of the Company and includes any committee of the Board duly appointed by it;

“Commencement Date”	means 1 September 2020;

“Confidential Information”	information of the Company whether written, oral or graphic, regarding the current or future business interests, methodology or affairs of the Company, including but not limited to financial plans and records, information of a technical nature, trade secrets, engineering data, marketing plans, business strategies and relationships with customers, client lists, present and proposed products, computer software programs and descriptions of functions and features of software, source codes, computer hardware designs, information regarding customers and suppliers, founders, employees and affiliates and other information regarding the Company’s operations or the operations of companies associated with the Company or companies that are customers of the Company and any such other information which may be notified by the Company to the Executive during his employment;

“Duties”	means the duties of the Executive as set out under Clause 3;

"Group Company/Companies"	means any company which for the time being is a company having an ordinary share capital (as defined in s832 of the UK Income and Corporation Taxes Act 1988) of which not less than 25 per cent. is owned directly or indirectly by the Company or its holding company applying the provisions of s 838 of the UK Income and Corporation Taxes Act 1988 in the determination of ownership.

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2	Appointment and duration

2.1	The Company appoints the Executive as an Executive Director of the Company, and the Executive agrees to serve as an Executive Director to the Company on a full-time basis or in such other capacity as may be agreed between the Executive and the Company from time to time in writing.

2.2	The appointment hereunder shall commence with effect from the Commencement Date for a minimum period of 12 months and shall continue unless and until terminated by either party on six (6) months’ notice in writing to the other save in the event of earlier termination as provided in this Agreement.

2.3	Continuation of your engagement is contingent on satisfactory performance.

2.4	The Executive represents and warrants to the Company that he is not bound by or subject to any court order, contract, agreement, trust, undertaking or other legal obligation which in any way restricts or prohibits him from entering into this Agreement or from performing his duties under it.

3	Duties of the Executive

3.1	The Executive shall at all times during the period of this Agreement:

3.1.1	devote such time, attention and ability as is required to enable him to carry out his duties;

3.1.2	faithfully and diligently perform those duties and exercise such powers consistent with them which are from time to time assigned to or vested in him;

3.1.3	obey all lawful and reasonable directions of the Board;

3.1.4	use all reasonable endeavours to promote, maintain and protect the interests of the Company and its Group Companies;

3.1.5	keep the Board promptly and fully informed (in writing if so requested) of his conduct of the business or affairs of the Company and its Group Companies and provide such explanations as the Board may require;

3.1.6	not at any time make any untrue or misleading statement relating to the Company or any Group Company;

3.1.7	comply at all times with the AIM Rules and such policies and procedures of any stock exchange rules and/or statutory or regulatory provisions as apply to the Executive and/or to the Company from time to time;

3.1.8	at all times promptly disclose to the Board any information which comes into his possession which adversely affects or may adversely affect the Company or the business of the Company; and

3.1.9	carry out the obligations and responsibilities set out in the job specification agreed by the Board and notified in writing from time-to-time.

3.2	In the exercise of your duties you must comply with all lawful directions of the Board of Directors, all anti-discrimination, sexual harassment and occupational health and safety policies of the Company as well as all relevant legislation.

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3.3	The Executive shall (without further remuneration) if and for so long as the Company requires during the period of this Agreement:

3.3.1	carry out the duties of his appointment on behalf of any Group Company;

3.3.2	act as an officer of any Group Company or hold any other appointment or office as nominee or representative of the Company or any Group Company; and

3.3.3	carry out such duties and the duties attendant on any such appointment as if they were duties to be performed by him on behalf of the Company.

3.4	The Executive shall ensure that his conduct is at all times in accordance with the highest ethical standards with respect to all business dealings involving the Company. All employees are required to protect and further the Company’s interests and comply at all times with relevant laws, regulations and Company policies and procedures. Without in any way limiting this condition, you must not:

3.4.1	except as necessary for the purposes of discharging your duties, disclose to any third party during the currency of this Agreement or after the termination of this Agreement, any Confidential Information relating to the Company’s affairs its customers or fellow employees;

3.4.2	engage or be engaged in any conduct or activity that may harm or adversely affect or potentially conflict with the Company’s operations, business or interests;

3.4.3	give or receive any monetary payment, gift benefit, personal favour or gratuity in connection with, any business of the Company, save and except in any case involving items of nominal value and authorised business related expenditure for which prior approval has been obtained by you from the Company, and

3.4.4	misuse the Company’s funds, or assist others to do so.

3.5	The Company is committed to equal opportunity, personal rights and freedom in all aspects of its operations. All forms of discrimination and harassment are prohibited. All employees must be mindful of the social ramifications of their actions. The Executive must be aware of the local culture and behave accordingly. It is the Executive’s responsibility to raise with the Board of Directors the question of any activities that may fall into the above categories. The Company will advise the Executive if the activities are considered to be in conflict with Company interest.

4	Place of work and hours of work

4.1	The Executive’s normal place of work shall be at the principal place of business of the Company or any such other place of business the Company (or any Group Company) reasonably requires.

4.2	Unless prevented by ill health or circumstances beyond his control, the Executive will devote to the provision of the Duties to be provided hereunder such time as is necessary for the proper performance of those duties.

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5	Remuneration, Holiday Leave and Sickness Pay

5.1	Following Admission, the Company shall pay to the Executive a salary at the rate of £36,000 (thirty six thousand pounds) per year which shall accrue day-to-day and be payable by equal monthly installment in advance on or about the 1st day of each month. The salary shall include any fees receivable by the Executive pursuant to his appointment as Director.

5.2	The Executive's salary shall be reviewed by the Remuneration Committee of the Company from time to time and the rate of basic salary may be increased by the Company with effect from that date by such amount if any as it shall think fit.

5.3	The Executive may also be entitled to a discretionary bonus as determined by the Remuneration Committee of the Company from time to time.

5.4	In addition to public holidays, the Executive shall be entitled to be paid for five weeks holiday per annum pro rata based on their time commitment in fulfilling their duties under this Agreement, and shall be paid for such period notwithstanding that he does not make his time available to the Company during such weeks. Such time shall constitute his annual holiday entitlement and shall accrue pro-rata throughout the Company’s holiday year (which runs from January to December each year). The Executive shall not be entitled to carry forward any unused part of the holiday entitlement to the subsequent holiday year without the written approval of the Board. Holiday is to be taken at such time or times as is convenient to the Company’s business and approved by the Board.

5.5	If the Executive is absent from his duties as a result of illness, he shall notify the Board as soon as possible and then keep the Board informed and complete any self-certification forms or provide such other evidence as the Board may require.

5.6	If the Executive is absent from his duties as a result of illness or injury then where he complies with Clause 5.5 he shall be entitled to payment of his salary at full rate period of 6 weeks (whether the absence is intermittent or continuous). Thereafter, unless agreed otherwise by the Board, during any further period or illness during that period, the Executive shall not be entitled to any further payment by the Company (other than statutory sick pay) until the resumption of duties for a period of 6 full months without further absence through incapacity.

5.7	The remuneration paid under Clause 5.6 shall include up any statutory sick pay payable and when this is exhausted shall be reduced by the amount of any social security sickness benefit or other benefits recoverable by the Executive (whether or not recovered).

5.8	The Company may from time to time appoint any other person to act on the Executive’s behalf in the event that the Executive cannot perform his duties under this Agreement due to incapacity.

6	Pension

The Company will provide access to a stakeholder pension scheme as required by law, however, for the avoidance of doubt, the Company is not required to make contributions to any such scheme.

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7	Expenses

7.1	The Company shall reimburse to the Executive all traveling, hotel, entertainment, telecommunications and other administrative expenses reasonably incurred by him in the proper performance of his duties subject to the production to the Company of such receipts or other evidence of actual payment of the expenses as the Company may reasonably require.

7.2	The Executive will be required to undertake such travel (both domestically and internationally) as the Company may require of in meeting the duties of his position. The Executive shall be entitled to travel business class on flights to and from, or outside, his home base.

7.3	Where the Company issues a company sponsored credit or charge card to the Executive he shall use such card only for expenses reimbursable under Clause 7.1 above, and shall return it to the Company forthwith on the termination of his employment.

8	Confidential Information

8.1	For the purpose of this Clause 8, the following definitions and rules of interpretation apply:

Confidential Information: information (whether or not recorded in documentary form, or stored on any magnetic or optical disk or memory) relating to the business, products, affairs and finances of the Company for the time being confidential to the Company and trade secrets including, without limitation, technical data and know-how relating to the business of the Company or any of its business contacts, including in particular (by way of illustration only and without limitation) data relating to the Company’s or Group Company’s customers and its databases, any development code relating to the Company’s platform, website or any other aspect of the Company’s systems and including (but not limited to) information that you create, develop, receive or obtain in connection with this contract of employment, whether or not such information (If an anything other than oral form) is marked confidential.

Copies: copies or records of any Confidential Information in whatever form (including, without limitation, in written, oral, visual or electronic form or on any magnetic or optical disk or memory and wherever located) including, without limitation, extracts, analysis, studies, plans, compilations or any other way of representing or recording and recalling information which contains, reflects or is derived or generated from Confidential Information.

8.2	Without prejudice to your common law duties, you shall not, either during your employment or at any time after termination of your employment (howsoever arising):

8.2.1	use any Confidential Information;

8.2.2	make or use any Copies; or

8.2.3	disclose any Confidential Information to any person, company or other organisation whatsoever.

8.3	You shall be responsible for protecting the confidentiality of the Confidential Information and shall:

8.3.1	use your best endeavours to prevent the use or communication of any Confidential Information by any person, company or organisation (except in the proper course of your duties, as required by law or as authorised by the Company; and

8.3.2	inform the Company immediately upon becoming aware, or suspecting, that any such person, company or organisation knows or has used any Confidential Information.

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8.4	All Confidential Information and Copies shall be the property of the Company and on termination of your employment, or at the request of the Company, at any time during your employment, you shall:

8.4.1	hand over all Confidential Information or Copies;

8.4.2	irretrievably delete any Confidential Information (including any Copies) stored on any magnetic or optical disk or memory, including personal computer networks, personal email accounts or personal accounts on websites, and all matter derived from such sources which is in your possession or under your control outside the Company's premises; and

8.4.3	provide a signed statement that you have complied fully with your obligations under this Clause 8.

9	Intellectual Property

9.1	For the purpose of this Clause 9, the following definitions and rules of interpretation apply:

Employment Inventions: any Invention which is made wholly or partially by you at any time during the course of your employment with the Company (whether or not during working hours or using Company premises or resources, and whether or not recorded in material form).

Employment IPRs: Intellectual Property Rights created by you in the course of your employment with the Company (whether or not during working hours or using Company premises or resources).

Intellectual Property Rights: patents, rights to Inventions, copyright and related rights, trade marks, trade names and domain names, rights in get-up, goodwill and the right to sue for passing off, unfair competition rights, rights in designs, rights in computer software, database rights, topography rights, rights to use and preserve the confidentiality of information (including know- how and trade secrets) and any other intellectual property rights, in each case whether registered or unregistered and including all applications (or rights to apply) for and be granted, renewals or extensions of, and rights to claim priority from, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world.

Invention: any invention, idea, discovery, development, improvement or innovation, whether or not patentable or capable of registration, and whether or not recorded in any medium.

9.2	You acknowledge that all Employment IPRs, Employment Inventions and all materials embodying them shall automatically belong to the Company to the fullest extent permitted by law. To the extent that they do not vest in the Company automatically, you hold them on trust for the Company.

9.3	You acknowledge that, because of the nature of your duties and the particular responsibilities arising from the nature of your duties, you have, and shall have at all times while you are employed by the Company, a special obligation to further the interests of the Company.

9.4	To the extent that legal title in any Employment IPRs or Employment Inventions do not vest in the Company by virtue of Clause 9.1, you agree, immediately on creation of such rights and Inventions, to offer to the Company in writing a right of first refusal to acquire them on arm’s length terms to be agreed between you and the Company. If you and the Company cannot agree on such terms within 30 days of the Company receiving the offer, the Company shall refer the dispute to an expert of the Company’s choice. The expert's decision shall be final and binding on you and the Company in the absence of manifest error, and the costs of arbitration shall be borne equally by you and the Company. You and the Company will be entitled to make submissions to the expert and will provide (or procure that others provide) the expert with such assistance and documents as the expert reasonably requires for the purpose of reaching a decision. You agree that the provisions of Clause 9 of this Agreement shall apply to all Employment IPRs and Employment Inventions offered to the Company under Clause 9.4 until such time as the Company has agreed in writing that you may offer them for sale to a third party.

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9.5	You agree:

9.5.1	to give the Company full written details of all Employment Inventions which relate to or are capable of being used in the business of the Company promptly on their creation;

9.5.2	at the request of the Company and in any event on the termination of your employment to give to the Company all originals and copies of correspondence, documents, papers and records on all media which record or relate to any of the Employment IPRs;

9.5.3	not to attempt to register any Employment IPR nor patent any Employment Invention unless requested to do so by the Company; and

9.5.4	to keep confidential each Employment Invention unless the Company has consented in writing to its disclosure by you.

9.6	You waive all your present and future moral rights which arise under the Copyright Designs and Patents Act 1988, and all similar rights in other jurisdictions relating to any copyright which forms part of the Employment IPRs, and agree not to support, maintain nor permit any claim for infringement of moral rights in such copyright works.

9.7	You acknowledge that, except as provided by law, no further remuneration or compensation other than that provided for in this Agreement is or may become due to you in respect of your compliance with your obligations in this Clause 9. This Clause 9 is without prejudice to your rights under the Patents Act 1977.

9.8	You undertake to use your best endeavours to execute all documents and do all acts both during and after your employment by the Company as may, in the opinion of the Company, be necessary or desirable to vest the Employment IPRs in the Company, to register them in the name of the Company and to protect and maintain the Employment IPRs and the Employment Inventions. Such documents may, at the request of the Company, include waivers of all and any statutory moral rights relating to any copyright works which form part of the Employment IPRs. The Company agrees to reimburse any reasonable expenses incurred by you by complying with this Clause 9.8 subject to prior approval of such expenses from the Company being obtained.

9.9	You agree to give all necessary assistance to the Company to enable it to enforce its Intellectual Property Rights against third parties, to defend claims for infringement of third party Intellectual Property Rights and to apply for registration of Intellectual Property Rights, where appropriate throughout the world, and for the full term of those rights.

9.10	You hereby irrevocably appoint the Company to be your attorney to execute and do any such instrument or thing and generally to use your name for the purpose of giving the Company or its nominee the benefit of this Clause 9. You acknowledge in favour of a third party that a certificate in writing signed by the Company that any instrument or act falls within the authority conferred by this Clause 9 shall (unless there is manifest error) be conclusive evidence that such is the case.

10	Anti-Bribery and Corruption Policy

10.1	The Executive hereby warrants and undertakes that he has prior to the date of this Agreement, and shall at all times following the date of this Agreement, conduct himself in a manner consistent with the Organisation for Economic Co-operation and Development (“OECD”) Anti-bribery Convention and the United Kingdom Bribery Act 2010 in whatever jurisdiction he shall be working and in compliance with all local, national and international legislation concerning bribery and corruption. The Executive is subject to the Company's Anti-Corruption and Bribery Policy (as adopted by the Company from time-to-time) copies of which are available on request from the Board.

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10.2	For the avoidance of doubt, acts of corruption or bribery which may not be committed by the Executive include, without limitation, acts, whether direct or indirect, or whether done personally or by influencing another person, that amount to:

10.2.1	the illegal, dishonest, unauthorised, incomplete or biased exercise, carrying out or performance of any powers, duties, or functions arising out of a constitutional, statutory, contractual or any other legal obligation;

10.2.2	the misuse or selling of information or material acquired in the course of the exercise, carrying out or performance of any powers, duties, functions arising out of any constitutional, statutory, contractual or any other legal obligation;

10.2.3	the abuse of a position of authority;

10.2.4	a breach of trust;

10.2.5	the violation of a legal duty or a set of rules;

10.2.6	any unauthorised or improper inducement to do or not to do anything;

10.2.7	expediting, delaying, hindering or preventing the performance of an official act;

10.2.8	aiding, assisting, or favoring any particular person in the transaction of any business with a public body;

10.2.9	aiding or assisting the granting of any contract or advantage in favour of any person in relation to the transaction of any business with a public body; or

10.2.10	exerting any improper influence over the decision making of any person performing functions in a public body.

(The term "public body" means any government or sovereign (or any agency, instrumentality or political subdivision thereof), any department of state or administration in a Federal, state, national or provincial sphere of government or any municipality in the local sphere of government, any functionary or institution when exercising a power or performing a duty or function in terms of the constitution of a state or a government (or political subdivision thereof), or any functionary or institution when exercising a public duty or function in terms of any legislation, statutory instrument, executive instrument, regulation, or any order, writ, injunction or decree of any court or governmental authority or agency.)

11	Protection of the Company’s Business Interests

11.1	The Executive shall not directly or indirectly for a period of 6 months from the date of termination without the prior consent in writing of the Board and whether on his own account or for or on behalf of any other person, firm or company carry on or be engaged, employed, concerned or interested in any capacity in any business that competes with the business of the Company or any Group Company.

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11.2	The Executive shall not directly or indirectly for a period of 6 months from the date of termination without the prior consent in writing of the Board and whether on his own account or for or on behalf of any other person, firm or company in connection with any competing business and in competition with the Company or any Group Company:

11.2.1	solicit, approach or canvass for the custom of any current customer, or cause any other person, firm or company to solicit, approach or canvass for the custom of any current customer; or

11.2.2	deal with, or sell goods or provide services to any current customer of the Company; or

11.2.3	solicit, approach or canvass for the custom of any prospective customer (being such customer with which the Company has been in negotiation in the 6 months prior to the date of the Executive’s termination) or cause any other person, firm or company to solicit, approach or canvass for the custom of any prospective customer; or

11.2.4	be employed or engaged by or concerned or interested in any capacity in or provide, technical, commercial or professional advice to any current customer if such involvement has or might reasonably be expected to have the result that that current customer will cease or reduce its business with the Company or will vary the terms of such business.

11.3	The Executive shall not directly or indirectly for a period of 6 months from the date of termination without the prior written consent in writing of the Board and whether on his own account or for or on behalf of any other person, firm or company:

11.3.1	solicit, induce or canvass away from the Company; or

11.3.2	make an offer to employ or engage;

any person who is employed or engaged by the Company in the capacity of director, manage, officer, technical or other senior capacity with whom the Executive worked during the 6 months prior to the date of termination.

11.4	In the event that the Executive receives an offer of employment or request to provide services either during this Agreement or during the currency of the restrictive periods set out in this Clause 11, the Executive shall provide immediately to such person, firm, company or other entity making such an offer or request a copy of this Clause 11.

11.5	After the termination of his employment, the Executive will not represent himself or permit himself to be held out as being in any way connected with or interested in the businesses of the Company.

11.6	The Executive acknowledges having been given the opportunity to take legal advice in respect of each of the restrictions contained in the preceding sub-clauses:

11.6.1	that they constitute entirely separate, severable and independent restrictions on him; and

11.6.2	that the duration, extent and application of each of the restrictions are considered by the parties no greater than is necessary for the protection of the legitimate interests of the Company and are reasonably in all the circumstances; and

11.6.3	that they are considered reasonable by the parties in all respects;

but in the event that any of them shall be found or held to be void in circumstances when such restrictions would be valid if some part of the wording were deleted or the scope restricted in any way the parties agree that such restriction shall apply with such modification as may be necessary to make it valid and effective.

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12	Termination of Agreement

12.1	Automatic termination

This Agreement shall terminate automatically if the Executive becomes prohibited by law from being a director.

12.2	Suspension

In order to investigate a complaint against the Executive of misconduct the Company is entitled to suspend the Executive on full pay for so long as may be necessary to carry out a proper investigation and hold a disciplinary hearing.

12.3	Pay in lieu of Notice

Once notice to terminate has been given by either party in accordance with Clause 2 hereof, or any other purported termination of this Agreement by either party, the Company reserves the right, exercisable in its absolute discretion, to terminate the Executive’s employment by making a payment in lieu of the notice required by Clause 2 or any unexpired part of such notice. Any payment in lieu of notice shall consist of a sum equivalent to the Executive’s basic salary (at the rate applicable at the date notice is given) and benefits specified in this Agreement, or a payment of the monetary value in lieu thereof, for the notice period required by Clause 2 or any unexpired period thereof and shall be subject to such deductions as the Company is required to make.

12.4	Immediate dismissal

The Company may by notice terminate this Agreement with immediate effect if the Executive:

12.4.1	commits any act of gross misconduct or repeats or continues (after written warning) any other material breach of his obligations under this Agreement; or

12.4.2	is guilty of any conduct which in the reasonable opinion of the Board brings him, the Company or any Group Company into serious disrepute; or

12.4.3	fails to comply with the reasonable directions or instructions of the Board; or

12.4.4	is convicted of any criminal offence (excluding an offence under road traffic legislation in the United Kingdom or elsewhere for which he is not sentenced to any term of imprisonment whether immediate or suspended); or

12.4.5	commits any act of dishonesty whether relating to the Company, any Group Company, any of its or their employees or otherwise; or

12.4.6	becomes bankrupt or makes any arrangement or composition with his creditors generally.

13	Duty of Confidentiality

13.1	The Executive acknowledges that the Confidential Information is secret and confidential to the Company and accordingly the Executive agrees during the period of this Agreement and thereafter that the Confidential Information will not, without the prior written consent of the Company, be disclosed or revealed or otherwise in any way made available to any person other than those officers and employees of the Company to whom it is necessary to reveal for the purposes of the Company's business and that the Confidential Information will be kept secret and confidential.

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14	General

14.1	Share Dealings

The Executive shall comply where relevant with every rule of law, every regulation of the ISDX Rules and/or the UK Listing Authority (as required), the Company’s code for dealing in shares as adopted from time to time and with every regulation of the Company in force in relation to dealings in shares, debentures or other securities of the Company or any Group Company and unpublished price sensitive information affecting the shares, debentures or other securities of any other company, provided always that in relation to overseas dealings the Executive shall also comply with all laws of the state and all regulations of the stock exchange, market or dealing system in which such dealings take place.

14.2	Data Protection

By entering into this Agreement you agree that you have given consent to the Company processing personal data concerning you in order to properly fulfill its obligations to you under this Agreement and for reasons relating to your employment as required by the Data Protection Act 1998, as amended, varied or supplemented from time-to-time (“the DPA”). Such processing will principally be for personnel, administrative and payroll purposes.

In the event that you or a medical practitioner provides information to the Company concerning your health, you expressly consent to the Company retaining such information on your personnel file for so long as is reasonably necessary for the purposes of ensuring that it complies in full with its obligations under health and safety legislation and of effectively managing the aspects of its business in which you are involved. You undertake to sign any additional consents that may be required for the Company to process such information for such purposes.

14.3	Policies and Procedures

You are required to comply with all lawful directions of the Company in relation to workplace policies and procedures and with the Company’s rules, regulations, policies, practices, and procedures which may exist and are varied from time to time. In particular, the Executive is subject to the Company's Disciplinary Rules and Disciplinary Procedures copies of which are available on request from the Board.

If the Executive has any grievance relating to his employment (other than one relating to a disciplinary decision) he should present such grievance in writing to the Board and if the grievance is not resolved by discussion with him it will be referred to the Board for resolution.

14.4	Health & Safety

The Company aims to achieve the highest standard of safety and occupational health in all of the activities in which it is engaged. The Company believes that the safety and health of all the people associated with its activities is paramount to a successful business. To achieve this, your responsibilities are to comply with relevant Acts, Regulations, Government Standards, Codes of Practice, the Company’s Health and Safety Policies and Standards and site specific procedures and rules (as amended from time to time).

14.5	Environment

The Company aims to achieve a high standard of care for the natural environment in all activities in which it is engaged. As a result, you will be required to comply with all relevant Acts, Regulations and Licenses, and to support the Company’s aims and to assist with the achievement of its intentions, as outlined in the Company’s Environmental Policy from time-to- time adopted.

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14.6	Prior agreements

This Agreement sets out the entire agreement and understanding of the parties and is in substitution for any previous contracts of employment or for services between the Company or any of its Group Companies and the Executive (which shall be deemed to have been terminated by mutual consent).

14.7	Accrued rights

The expiration or termination of this Agreement however arising shall not operate to affect such of the provisions of this Agreement as are expressed to operate or have effect after then and shall be without prejudice to any accrued rights or remedies of the parties.

14.8	Exclusion of third party rights

No term of this agreement shall be enforceable under the Contracts (Rights of Third Parties) Act 1999 by a third party, but this does not affect any right or remedy of a third party which exists or is available apart from under that Act.

14.9	Governing law and jurisdiction

This Agreement and any disputes or claims arising our or in connection with its subject matter or formation (including non-contractual disputes or claims) are governed by and construed in accordance with the law of England.

The parties irrevocably agree that the courts of England have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this agreement or its subject matter of formation (including non-contractual disputes and claims).

14.10	Notices

Any notice to be given by a party under this Agreement must be in writing in the English language and must be given by delivery at or by sending by first class post or other faster postal service, or telex, facsimile transmission or other means of telecommunication in permanent written form (provided the addressee has his or its own facilities for receiving such transmissions) to the last known postal address or relevant telecommunications number of the other party. Where notice is given by sending in a prescribed manner it shall be deemed to have been received when in the ordinary course of the means of transmission it would be received by the addressee. To prove the giving of a notice it shall be sufficient to show it was dispatched. A notice shall have effect from the sooner of its actual or deemed receipt by the addressee.

14.11	Counterparts

This Agreement may be executed in one or more parts which together shall constitute one original document.

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IN WITNESS whereof the Executive and the Company have executed this document as a Deed the day and year first before written.

SIGNED by **Rogue Baron Ltd**)
and **DELIVERED** as a **DEED**)
acting by single director in the presence of:) Andy Barlett

Witness name: Lisa Mitchell

Witness occupation: CFO

Witness address: Medhurst Farm, Keysford Lane, Horsted Keynes, West Sussex RH17 7EL

Signature: L Mitchell

SIGNED and **DELIVERED** as a **DEED** by)
Hamish Harris)
in the presence of:)

Witness name: XXXXX BRIDGET TRIM

Witness occupation: XXXXX

Witness address: 7 BIRDHURST ROAD, LONDON, SW18 1AR

Signature:

BRIDGET TRIM 7 BIRDHURST ROAD, LONDON, SW18 1AR

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